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Exhibit 1

Pro Forma Consolidated Statement of Loss

Angiotech Pharmaceuticals, Inc.

Unaudited
(Expressed in Canadian dollars)
For the year ended September 30, 2002 and
the nine months ended June 30, 2003

COMPILATION REPORT

To the Board of Directors of
 Angiotech Pharmaceuticals, Inc.

We have reviewed, as to compilation only, the accompanying pro forma consolidated statement of loss for the year ended September 30, 2002 and the nine month period ended June 30, 2003 of Angiotech Pharmaceuticals, Inc. which has been prepared for incorporation by reference in the short form prospectus relating to the qualification for distribution of Common Shares of the Company. In our opinion, the pro forma consolidated statements of loss have been properly compiled to give effect to the transaction and the assumptions described in the accompanying notes thereto.

Vancouver, Canada, September 18, 2003	Chartered Accountants

Comments for United States Readers on Differences Between
Canadian and United States Reporting Standards

The above opinion, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to compilation of pro forma financial statements. United States standards do not provide for the expression of an opinion on the compilation of pro forma financial statements. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements would require an examination or review which would be substantially greater in scope than the review as to compilation only that we have conducted. Consequently, under United States standards, we would be unable to express any opinion with respect to the compilation of the accompanying unaudited pro forma consolidated statements of loss.

Vancouver, Canada, September 18, 2003	Chartered Accountants

ANGIOTECH PHARMACEUTICALS, INC.

PRO FORMA CONSOLIDATED STATEMENT OF LOSS

For the year ended September 30, 2002
(expressed in thousands of Canadian dollars except share and per share data)

	Angiotech Canadian GAAP $	Cohesion Canadian GAAP $	Pro forma adjustments $	Note	Pro forma consolidated statement of loss $
	(Unaudited)
REVENUE
Product sales	—	9,937	—		9,937
License and research contract fees	7,322	595	—		7,917
Royalty revenue	8	—	—		8

	7,330	10,532	—		17,862

EXPENSES
Cost of sales	—	9,683	—		9,683
Research and development	16,311	6,489	(286)	[c]	22,627
General and administration	12,104	22,086	(173)	[c]	33,904
Amortization and other expenses	3,141	—	459	[c]	8,598
			4,998	[b]

	31,556	38,258	4,998		74,812

Operating loss	(24,226)	(27,726)	(4,998)		(56,950)

OTHER INCOME (EXPENSE)
Foreign exchange gain	629	—	—		629
Gain on investments, net	—	534	(534)	[c]	—
Investment and other income (expense)	3,454	(295)	534 —	[c]	3,693

Total other income	4,083	239	—		4,322

Loss for the year	(20,143)	(27,487)	(4,998)		(52,628)

Loss and diluted loss per common share	(0.64)				(1.56)

Weighted average number of common shares outstanding (in thousands)	31,266		2,406	[a]	33,672

See accompanying notes to unaudited pro forma consolidated statement of loss

ANGIOTECH PHARMACEUTICALS, INC.

PRO FORMA CONSOLIDATED STATEMENT OF LOSS

For the nine months ended June 30, 2003
(expressed in thousands of Canadian dollars except share and per share data)

	Angiotech Canadian GAAP $	Cohesion Canadian GAAP $	Pro forma adjustments $	Note	Pro forma consolidated statement of loss $
	(Unaudited)
REVENUE
Product sales	5,180	4,622	—		9,802
License and research contract fees	2,730	198			2,928
Royalty revenue	486	—	—		486

	8,396	4,820	—		13,216

EXPENSES
Cost of sales	2,676	2,961	—		5,637
Research and development	10,615	2,044	(83)	[c]	12,576
General and administration	14,308	8,474	(66)	[c]	22,716
Amortization and other expenses	6,171	—	149	[c]	7,986
			1,666	[b]

	33,770	13,479	1,666		48,915

Operating loss	(25,374)	(8,659)	(1,666)		(35,699)

OTHER INCOME (EXPENSE)
Foreign exchange gain (loss)	(14,517)	—	—		(14,517)
Gain on investments, net	—	560	(560)	[c]	—
Investment and other income	1,420	2,173	560	[c]	4,153

Total other income (expense)	(13,097)	2,733	—		(10,364)

Loss for the year	(38,471)	(5,926)	(1,666)		(46,063)

Loss and diluted loss per common share	(1.16)				(1.34)

Weighted average number of common shares outstanding (in thousands)	33,229		1,075	[a]	34,304

See accompanying notes to unaudited pro forma consolidated statement of loss

ANGIOTECH PHARMACEUTICALS, INC.

NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF LOSS

June 30, 2003
(Unaudited)

1. BASIS OF PRESENTATION

        On January 31, 2003, Angiotech Pharmaceuticals Inc. ("Angiotech" or the "Company") completed the acquisition of all of the common shares of Cohesion Technologies, Inc. ("Cohesion") in exchange for 1,202,814 common shares of Angiotech (2,405,628 common shares post stock split) and a nominal amount of cash. The value of common shares amounting to $67,372,000 was determined using the average selling price on the NASDAQ stock exchange for the three days up to the acquisition date of January 31, 2003, resulting in an average share price of $56.01 (U.S. $36.63) ($28.00 (U.S. $18.32) post stock split). On March 17, 2003, the Company affected a 2 for 1 stock split. Accordingly all share capital amounts have been adjusted to give effect to the stock split.

        The accompanying unaudited pro forma consolidated statement of loss for the year ended September 30, 2002 has been prepared by management in accordance with Canadian generally accepted accounting principles and is derived from the audited consolidated financial statements of Angiotech for the year ended September 30, 2002 and the audited consolidated financial statements of Cohesion for the year ended December 31, 2002. The accompanying unaudited pro forma consolidated statement of loss for the nine month period ended June 30, 2003 has been prepared by management in accordance with Canadian generally accepted accounting principles and is derived from the unaudited consolidated financial statements of Angiotech for the nine months ended June 30, 2003, (which includes the results of Cohesion as of February 1, 2003) and the unaudited consolidated financial statements of Cohesion for the four month period from October 1, 2002 to January 31, 2003.

        The unaudited pro forma consolidated statements of loss for the nine month period ended June 30, 2003 and for the year ended September 30, 2002 both contain the operating results of Cohesion for the months of October, 2002, November, 2002 and December 2002. The revenue and loss of Cohesion during these three fiscal months were $3,480 and $4,768, respectively.

        The unaudited pro forma consolidated statements of loss are presented as if the transaction discussed above had taken place on October 1, 2001. The accounting policies used in the preparation of the unaudited pro forma consolidated statements of loss are those disclosed in Angiotech's audited consolidated financial statements for the year ended September 30, 2002. Management has determined that no adjustments are necessary to conform Cohesion's audited and unaudited consolidated financial statements with the accounting policies used by Angiotech.

        The unaudited pro forma consolidated statements of loss are not necessarily indicative of the results that actually would have been achieved if the transaction reflected therein had been completed on the date indicated or the results which may be obtained in the future. In preparing the unaudited pro forma consolidated statements of loss, no adjustments have been made to reflect the operating benefits and general and administrative cost savings expected to result from combining the operations of Angiotech and Cohesion.

        The unaudited pro forma consolidated statements of loss should be read in conjunction with the audited consolidated financial statements of Angiotech for the year ended September 30, 2002 and the unaudited financial statements of Angiotech for the nine months ended June 30, 2003, including the notes thereto.

        A pro forma consolidated balance sheet is not provided as the transaction is reflected in the unaudited consolidated balance sheet of Angiotech as at June 30, 2003.

2. PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

        The acquisition was accounted for using the purchase method of accounting. The assets, liabilities, revenue and expenses of Cohesion have been included in the consolidated financial statements of the

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Company from January 31, 2003, the date of acquisition. Total consideration, which was determined by the fair value of the consideration given as at the date of acquisition, including acquisition costs, was allocated to the assets and liabilities acquired based on the fair values on the date of acquisition as follows:

(in thousands of dollars)	January 31, 2003 U.S. $	January 31, 2003 Canadian $
Cash and cash equivalents	2,464	3,767
Restricted cash	1,802	2,756
Other current assets	2,706	4,138
Capital assets	2,824	4,318
Other non-current assets	289	442
Identifiable intangible assets	19,450	29,739
In-process research and development	3,430	5,244
Goodwill	21,316	32,592
Current liabilities	(5,219)	(7,980)
Other non-current liabilities	(1,112)	(1,700)

	47,950	73,316

Consideration:
Common shares (2,405,628 Angiotech shares)	44,063	67,372
Cash consideration on fractional shares	15	23
Fair value of vested stock options (contributed surplus)	3,245	4,962
Acquisition costs	627	959

	47,950	73,316

Description of acquisition:

        Cohesion has a patent portfolio that includes approximately 75 issued U.S. patents with 10 patent applications pending in the U.S. This patent portfolio is comprised of proprietary technology in the fields of collagen compositions and hydrophilic polymers. Located in Palo Alto, California, Cohesion is focused on developing and commercializing proprietary biosurgical products used by physicians to facilitate their performance of surgical procedures, including bioresorbable hemostatic materials and biosealants for tissue repair and regeneration.

Cohesion has the following product portfolio:

        CoStasis(R) Surgical Hemostat, Cohesion's first biosurgical product, is designed for use in cardiovascular, orthopedic, urologic and general surgery indications to control bleeding. Cohesion received CE mark approval for CoStasis in September 1998, and in June 2000, Cohesion received approval from the United States Food and Drug Administration ("FDA") to market CoStasis in the U.S. The product is also approved for sale in Australia and Canada.

        CoSeal(R) Surgical Sealant, Cohesion's second biosurgical product, is a fully synthetic biosealant designed for sealing vascular grafts, and other tissues and sites of incision. Cohesion received CE Mark approval for CoSeal in February 2000 and received approval from the FDA to market CoSeal in the U.S. in December 2001. Cohesion launched the product in the U.S. in January 2002. The product is also approved for sale in Australia and Canada.

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        Cohesion received CE Mark approval in August 2002 permitting the sale of Cohesion's Adhibit™ adhesion prevention gel to prevent or reduce the incidence, severity and extent of post-surgical adhesion formation in patients undergoing cardiac surgery.

Fair value of stock options:

        The Company used the Black-Scholes option pricing model to estimate the fair value of the stock options assumed at the acquisition date, using the following weighted average assumptions: dividend yield of 0%; risk fee interest rate of 5.02%; volatility factor of the expected market price of the Company's common stock of 50.1%; and a weighted average expected life of the options of 2 years.

Identifiable intangible assets:

        At the acquisition date, Cohesion had several developed products that provided a stream of identifiable benefits from the sale of these products. The proprietary developed technology was valued using a discounted cash flow approach using a discount rate of 11%, resulting in an allocated fair value of $24.2 million at the date of acquisition. Cohesion also possessed core patented technology that is expected to leverage functionality from previously developed products and technologies. The core patented technology was valued using a discounted cash flow approach using a discount rate of 16.5%, resulting in an allocated fair value of $5.6 million at the date of acquisition. In addition, Angiotech acquired in-process research and development that would require further development. The in-process research and development was valued using a discounted cash flow approach using a discount rate of 16.5%, resulting in an allocated fair value of $5.2 million at the date of acquisition.

        The following adjustments have been made to reflect the transaction described above:

  (a)
  The pro forma loss per share has been calculated based on the total weighted average number of common shares held by shareholders of Angiotech during the period and 2,405,628 common shares assumed to be issued to effect the acquisition at October 1, 2001.

  (b)
  To adjust the amortization of intangible assets acquired from Cohesion based on their estimated fair market value and estimated useful lives. For purposes of these unaudited pro forma condensed consolidated financial statements, the intangible assets are being amortized to income on a rationale and systematic basis over their useful lives which has been initially determined to be seven years. The seven year amortization period is management's estimate of the expected useful life of the developed products and the core technology, taking into account such factors as legal, regulatory or contractual limitations, technological advances, anticipated demand and the existence or absence of competition.

  (c)
  To reclassify specified Cohesion expenses to conform to Angiotech's historical presentation.

3. COHESION RECONCILIATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

        The unaudited pro forma consolidated financial statements are presented in Canadian dollars and in accordance with Canadian GAAP.

        The consolidated statement of loss of Cohesion for the year ended December 31, 2002 was reported in U.S. dollars. For purposes of the pro forma consolidated statement of loss for the year ended September 30, 2002, the income and expense items of Cohesion were translated into Canadian dollars using an average exchange rate for the year ended December 31, 2002 of $1.5704.

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        The unaudited consolidated statement of loss of Cohesion for the four month period ended January 31, 2003 was reported in U.S. dollars. For purposes of the pro forma consolidated statement of loss for the nine month period ended June 30, 2003, the income and expense items of Cohesion were translated into Canadian dollars using an average exchange rate for the four month period of $1.56.

        Some adjustments were necessary to convert Cohesion's historical consolidated statements of loss, prepared in accordance with U.S. GAAP, to Canadian GAAP. A detailed description of the adjustments required to convert the statements prepared in accordance with U.S. GAAP to Canadian GAAP is included in note 17 to Cohesion's consolidated financial statements for the year ended December 31, 2002. The following schedule presents the conversion of Cohesion's financial information from U.S. dollars and U.S. GAAP to Canadian dollars and Canadian GAAP.

CONSOLIDATED STATEMENT OF LOSS

For the year ended December 31, 2002
(Unaudited)

(expressed in thousands)	Cohesion US GAAP US $	Cohesion Canadian GAAP US $	Cohesion Canadian GAAP Canadian $
REVENUE
Product sales	6,328	6,328	9,937
Other income	379	379	595

	6,707	6,707	10,532

EXPENSES
Cost of sales	6,166	6,166	9,683
Research and development	4,132	4,132	6,489
General and administration	14,087	14,064	22,086
Amortization and other expenses	—	—	—

	24,385	24,362	38,258

Operating loss	(17,678)	(17,655)	(27,726)

OTHER INCOME (EXPENSE)
Gain on investments, net	340	340	534
Investment and other income (expense)	(188)	(188)	(295)

Total other income (expense)	152	152	239

Loss for the year	(17,526)	(17,503)	(27,487)

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CONSOLIDATED STATEMENT OF LOSS

For the four month period October 1, 2002 to January 31, 2003
(Unaudited)

(expressed in thousands)	Cohesion US GAAP US $	Cohesion Canadian GAAP US $	Cohesion Canadian GAAP Canadian $
REVENUE
Product sales	2,963	2,963	4,622
Other income	127	127	198

	3,090	3,090	4,820

EXPENSES
Cost of sales	1,898	1,898	2,961
Research and development	1,310	1,310	2,044
General and administration	5,455	5,432	8,474
Amortization and other expenses	—	—	—

	8,663	8,640	13,479

Operating loss	(5,573)	(5,550)	(8,659)

OTHER INCOME (EXPENSE)
Gain on investments, net	359	359	560
Investment and other income	1,393	1,393	2,173

Total other income	1,752	1,752	2,733

Loss for the period	(3,821)	(3,798)	(5,926)

4. RECONCILIATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

        The Company prepares the pro forma consolidated statements of loss in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which, as applied in these pro forma consolidated statements of loss, conform in all material respects to United States generally accepted

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accounting principles ("U.S. GAAP"), except for the differences below as more fully described in Note 13 to the Angiotech annual consolidated financial statements for the year ended September 30, 2002:

Pro forma consolidated statements of loss

(expressed in thousands of Canadian dollars, except share and per share data)	Nine month period ended June 30, 2003 $	Year ended September 30, 2002 $
Pro forma loss for the period, Canadian GAAP	(46,063)	(52,628)
Adjustment for medical technologies expense and amortization	1,243	2,357
Adjustment for depreciation of in-process research and development (a)	562	749
Adjustment for stock-based compensation	(122)	(323)

Pro forma loss for the period, U.S. GAAP	(44,380)	(49,845)

Weighted average number of common shares outstanding, U.S. GAAP (in thousands)	34,304	33,672

Basic and diluted loss per common share, U.S. GAAP	(1.29)	(1.48)

(a)
For U.S. GAAP purposes, in-process research and development is expensed. However, as this expense is directly attributable to the acquisition and will not have a continuing impact, the expense is not reflected in the pro forma consolidated statements of loss.

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REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Cohesion Technologies, Inc.

        We have audited the accompanying consolidated balance sheets of Cohesion Technologies, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for year ended December 31, 2002, the six months ended December 31, 2001 and the years ended June 30, 2001 and 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cohesion Technologies, Inc. as of December 31, 2002 and 2001 and the consolidated results of its operations and its cash flows for the year ended December 31, 2002, the six months ended December 31, 2001 and the years ended June 30, 2001 and 2000, in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 1 to the consolidated financial statements, in the year ended June 30, 2001, the Company changed its method of accounting for derivative instruments and hedging activities.

Palo Alto, California
March 7, 2003 (except for Note 17
as to which the date is September 18, 2003).

Board of Directors

Angiotech Pharmaceuticals Inc.

        With respect to our report appearing on the preceding page of this prospectus, we confirm the following:

  •
  there are no material differences in the form and content of the above-mentioned auditors' report as compared to a Canadian auditors' report; and

  •
  the auditing standards applied are substantially equivalent to Canadian generally accepted auditing standards.

/s/ ERNST & YOUNG LLP
Palo Alto, California September 18, 2003.

COHESION TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share amounts)

	December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$3,272	$16,765
Restricted investments — current portion	908	899
Accounts receivable, less allowance for doubtful accounts of $115 ($93 in 2001)	935	640
Inventories	1,019	2,465
Other current assets	1,016	1,162

Total current assets	7,150	21,931
Property and equipment, net:
Machinery and equipment	5,456	5,902
Leasehold improvements	4,192	4,192

	9,648	10,094
Accumulated depreciation and amortization	(6,738)	(5,790)

	2,910	4,304
Investment in equity securities	239	739
Other assets	1,011	1,866

	$11,310	$28,840

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,549	$611
Accrued compensation	932	980
Accrued liabilities	1,766	2,214
Deferred revenue	380	380
Income taxes payable	645	650
Current portion of capital lease obligation	908	899

Total current liabilities	6,180	5,734
Long-term liabilities:
Obligation under capital lease	633	1,299
Deferred revenue	511	889
Commitments
Stockholders' equity:
Preferred stock, $.001 par value, authorized: 5,000,000 shares, none issued and outstanding	—	—
Common stock, $.001 par value, authorized: 15,000,000 shares, issued shares — 10,037,393 (9,964,305 in 2001); outstanding shares — 9,522,293 (9,449,205 in 2001)	10	10
Additional paid-in capital	22,831	21,737
Retained earnings (accumulated deficit)	(17,120)	406
Accumulated other comprehensive income	239	739
Treasury stock, at cost, 515,100 shares	(1,974)	(1,974)

Total stockholders' equity	3,986	20,918

	$11,310	$28,840

The accompanying notes to consolidated financial statements are an integral part of these statements.

COHESION TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS
(In thousands, except per share amounts)

		Six Months Ended December 31,
				Years Ended June 30,
	Year Ended December 31, 2002
		2001	2000	2001	2000
	(Unaudited)
Revenue:
Product sales	$6,328	$1,501	$1,179	$2,690	$1,998
Other revenue	379	189	92	291	500

	6,707	1,690	1,271	2,981	2,498
Costs and expenses:
Cost of sales	6,166	3,132	2,763	6,201	3,480
Research and development	4,132	4,395	6,179	10,619	13,436
Selling, general and administrative	14,087	5,372	2,884	6,499	6,769
Restructuring and asset impairment	—	640	—	—	—

Total costs and expenses	24,385	13,539	11,826	23,319	23,685

Loss from operations	(17,678)	(11,849)	(10,555)	(20,338)	(21,187)
Other income (expense):
Realized gain on investments, net	340	16,032	673	726	31,763
Impairment of investment	—	(5,293)	—	—	—
Equity in losses of affiliates	—	—	—	—	(20)
Interest income	203	316	739	1,168	987
Interest expense	(391)	(100)	(129)	(244)	(224)

Income (loss) before provision (benefit) for income taxes, minority interest and accounting change	(17,526)	(894)	(9,272)	(18,688)	11,319
Provision (benefit) for income taxes	—	1,330	(1,947)	(6,578)	2,546

Income (loss) before minority interest and accounting change	(17,526)	(2,224)	(7,325)	(12,110)	8,773
Minority interest (benefit) in net loss of subsidiary	—	—	—	—	(133)

Income (loss) before cumulative effect of accounting change	(17,526)	(2,224)	(7,325)	(12,110)	8,906
Cumulative effect of accounting change, net of tax	—	—	129	129	—

Net income (loss)	$(17,526)	$(2,224)	$(7,196)	$(11,981)	$8,906

Income (loss) per common share before cumulative effect of accounting change	$(1.85)	$(0.24)	$(0.79)	$(1.30)	$1.02
Cumulative effect of accounting change, net of tax	—	—	0.01	0.01	—

Earnings (loss) per common share — basic	$(1.85)	$(0.24)	$(0.78)	$(1.29)	$1.02

Earnings (loss) per common share assuming dilution	$(1.85)	$(0.24)	$(0.78)	$(1.29)	$0.93

Weighted average shares outstanding	9,475	9,422	9,282	9,322	8,756

Weighted average shares outstanding assuming dilution	9,475	9,422	9,282	9,322	9,557

Net income (loss)	$(17,526)	$(2,224)	$(7,196)	$(11,981)	$8,906
Change in unrealized gain on available-for-sale investments, net of tax	(500)	(7,809)	(4,754)	(5,005)	(12,755)

Total comprehensive loss	$(18,026)	$(10,033)	$(11,950)	$(16,986)	$(3,849)

The accompanying notes to consolidated financial statements are an integral part of these statements.

COHESION TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Year Ended December 31, 2002, Six Months Ended December 31, 2001 and
Years ended June 30, 2001 and 2000
(In thousands)

	Common Stock
			Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Stockholders' Equity
	Shares	Amount
Balance at June 30, 1999	8,438	$9	$15,193	$5,705	$26,308	$(1,974)	$45,241
Stock-based compensation	—	—	83	—	—	—	83
Common stock issuance from exercise of stock options and employee stock purchase plan	808	1	5,295	—	—	—	5,296
Net income	—	—	—	8,906	—	—	8,906
Decrease in unrealized gain on investments, net of tax	—	—	—	—	(12,755)	—	(12,755)

Balance at June 30, 2000	9,246	10	20,571	14,611	13,553	(1,974)	46,771
Stock-based compensation	—	—	(8)	—	—	—	(8)
Common stock issuance from exercise of stock options and employee stock purchase plan	174	—	771	—	—	—	771
Net loss	—	—	—	(11,981)	—	—	(11,981)
Decrease in unrealized gain on investments, net of tax	—	—	—	—	(5,005)	—	(5,005)

Balance at June 30, 2001	9,420	10	21,334	2,630	8,548	(1,974)	30,548
Stock-based compensation	—	—	283	—	—	—	283
Common stock issuance from exercise of stock options and employee stock purchase plan	29	—	120	—	—	—	120
Net loss	—	—	—	(2,224)	—	—	(2,224)
Decrease in unrealized gain on investments, net of tax	—	—	—	—	(7,809)	—	(7,809)

Balance at December 31, 2001	9,449	10	21,737	406	739	(1,974)	20,918
Stock-based compensation	—	—	23	—	—	—	23
Stock-based compensation related to cancelled financing	—	—	902	—	—	—	902
Common stock issuance from exercise of stock options and employee stock purchase plan	73	—	169	—	—	—	169
Net loss	—	—	—	(17,526)	—	—	(17,526)
Decrease in unrealized gain on investments, net of tax	—	—	—	—	(500)	—	(500)

Balance at December 31, 2002	9,522	$10	$22,831	$(17,120)	$239	$(1,974)	$3,986

The accompanying notes to consolidated financial statements are an integral part of these statements.

COHESION TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Increase (Decrease) in Cash and Cash Equivalents
(In thousands)

		Six Months Ended December 31,
				Years Ended June 30,
	Year Ended December 31, 2002
		2001	2000	2001	2000
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(17,526)	$(2,224)	$(7,196)	$(11,981)	$8,906
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation and other	928	283	(11)	—	83
Depreciation and amortization	1,468	1,129	1,210	2,132	2,370
Equity in losses of affiliates	—	—	—	—	20
Impairment of investments	—	5,293	—	—	—
(Gain) loss on disposal of property and equipment	(52)	—	—	55	—
Cumulative effect of accounting change	—	—	(129)	(129)	—
Realized gains on investments	(340)	(16,032)	(673)	(726)	(31,763)
Deferred revenue	(379)	(189)	92	708	1,250
Deferred income taxes	—	1,116	—	(1,408)	498
Decrease (increase) in assets:
Accounts receivable	(295)	(178)	(234)	(385)	817
Inventories	1,445	241	(1,312)	(718)	(1,532)
Income tax receivable and current deferred tax asset	—	3,888	(1,602)	(4,304)	—
Other	108	181	(279)	208	955
Increase (decrease) in liabilities:
Accounts payable, accrued liabilities and other	441	46	1,797	(159)	(2,852)
Income taxes payable	(5)	(254)	—	223	(273)

Total adjustments	3,319	(4,476)	(1,141)	(4,503)	(30,427)

Net cash used in operating activities	(14,207)	(6,700)	(8,337)	(16,484)	(21,521)

Cash flows from investing activities:
Proceeds from sale of investments	340	13,697	8,021	8,021	23,107
Proceeds from disposition of property and equipment	153	—	100	136	—
Proceeds from equity collars	—	—	1,646	4,192	4,893
Proceeds from sale (purchases) of restricted investments	885	470	—	818	(3,800)
Expenditures for property and equipment	(176)	(405)	(310)	(701)	(1,105)
Increase in other assets	—	—	—	—	(385)

Net cash provided by investing activities	1,202	13,762	9,457	12,466	22,710

Cash flows from financing activities:
Proceeds from sale-leaseback of equipment and leasehold improvements	—	—	—	—	4,188
Payment of capital lease obligation	(657)	(518)	(396)	(806)	(757)
Proceeds from exercise of stock options and employee stock purchase plan	169	120	393	771	5,295

Net cash provided by (used in) financing activities	(488)	(398)	(3)	(35)	8,726

Net increase (decrease) in cash and cash equivalents	(13,493)	6,664	1,117	(4,053)	9,915
Cash and cash equivalents at beginning of period	16,765	10,101	14,154	14,154	4,239

Cash and cash equivalents at end of period	$3,272	$16,765	$15,271	$10,101	$14,154

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$136	$92	$122	$229	$224
Income taxes (net of refunds)	$4	$(3,203)	$—	$—	$1,770

The accompanying notes to consolidated financial statements are an integral part of these statements.

COHESION TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

1. Summary of Significant Accounting Policies

        The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States. A reconciliation of amounts presented in accordance with Canadian generally accepted accounting principles is detailed in note 17. A summary of the significant accounting policies is as follows:

  Basis of Presentation

        Cohesion Technologies, Inc. ("Cohesion" or the "Company") was organized in June 1997 as a Delaware corporation and a wholly-owned subsidiary of Collagen Aesthetics, Inc. formerly known as Collagen Corporation ("Collagen"), and now known as Inamed Aesthetics ("Inamed") (previously McGhan Medical or "McGhan") since Collagen was acquired by Inamed Corporation in 1999. In 1998, Collagen proceeded to separate its Aesthetic Technologies Group and its Collagen Technologies Group ("CTG") into two independent, publicly-traded companies. CTG's business activities focused on the design, development, manufacture and commercialization of innovative resorbable biomaterials, adhesive technologies, and delivery systems in the fields of tissue repair and regeneration. On August 18, 1998, Collagen distributed as a dividend to its stockholders, one share of the Company's common stock for each share of Collagen common stock outstanding (the "distribution").

        In December 2001, the Company changed its fiscal year end from June 30 to December 31, effective with the six months ended December 31, 2001.

        On September 27, 2002, the Company entered into an agreement with Angiotech Pharmaceuticals, Inc. ("Angiotech") for Angiotech to acquire Cohesion in an all stock merger transaction. On January 31, 2003, Cohesion's stockholders approved the merger transaction with Angiotech. Commencing January 31, 2003, Cohesion operates as a wholly owned subsidiary of Angiotech.

  Unaudited Interim Financial Information

        The accompanying unaudited Statement of Operations and Comprehensive Loss for the six months ended December 31, 2000 has been prepared in conformity with generally accepted accounting principles for interim financial information. Accordingly, it does not contain all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, the accompanying unaudited Statement of Operations and Comprehensive Loss reflects all adjustments considered necessary for a fair presentation of the results of the interim period presented.

  Principles of Consolidation

        The consolidated financial statements include the accounts of Cohesion and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Cohesion operated in two industry segments through March 2000, focusing on the development and sale of surgical products and orthopedic products. Investments in unconsolidated subsidiaries, and other equity investments in which Cohesion has a 20% to 50% interest or otherwise has the ability to exercise significant influence, are accounted for under the equity method.

  Use of Estimates in the Preparation of Financial Statements

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents, Short-term Investments and Other Investments

        Cohesion considers all highly liquid investments with an original maturity from date of purchase of three months or less to be cash equivalents. Short-term investments have remaining maturities less of than one year.

        Cohesion invests its excess cash in deposits with major banks and in money market securities of companies with strong credit ratings and from a variety of industries. These securities are typically short-term in nature and, therefore, bear minimal risk. Cohesion has not experienced any credit losses on its money market investments.

        Cohesion determines the appropriate classification of marketable securities at the time of purchase and re-evaluates such designation as of each balance sheet date. All of Cohesion's debt and equity securities are classified as available-for-sale. The carrying value of available-for-sale debt securities approximates fair value because of the short-term maturity of these investments. Both realized and unrealized gains and losses on debt securities were immaterial as of December 31, 2002 and 2001 and for the year ended December 31, 2002, the six months ended December 31, 2001 and the years ended June 30, 2001 and 2000. Marketable equity securities are carried at fair value with the unrealized gains and losses, net of tax, included in other comprehensive income. Restricted equity securities are carried at cost or estimated realizable value, if less. The cost of securities sold is based on the specific identification method. The fair value of public equity securities held is based upon quoted closing market prices.

        The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in impairment of investment. Interest and dividends on securities classified as available-for-sale are included in interest income.

  Restricted Investments

        At December 31, 2002 and 2001, the current portion of restricted investments was $908,000 and $899,000, respectively, and other long-term assets included approximately $0.9 million and $1.7 million of restricted investments. The restricted investments represents collateral for equipment held under the Company's capital lease and consists of an investment in a money market fund.

  Derivative Instruments, Hedging Activities and Change in Accounting Principle

        At June 30, 2001, Cohesion held 725,720 shares of Boston Scientific common stock. In order to manage the risk of market fluctuations in the price of this stock, Cohesion entered into certain costless collar instruments (the "Collars"), to hedge a portion of the Boston Scientific equity securities against changes in market value. A costless collar instrument is a combination of a purchased put option and a written call option on a specific equity security such that the cost of the purchased put and the proceeds of the written call offset each other. Therefore, there was no initial cost or cash outflow for these instruments. Cohesion obtained the Collars with expiration dates and numbers of shares so that the potential adverse impact of movements in market price of the stock would be at least partially offset by an associated increase in the value of the Collars. At December 31, 2002 and 2001, Cohesion did not hold any equity collars.

        In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. FAS 133 was effective for the Company as of July 1, 2000. The cumulative effect of the change in accounting related to the adoption of FAS 133 resulted in a decrease to the net loss of approximately $129,000, net of tax, at the date of adoption.

        Under FAS 133, the Company's costless collar instruments on Boston Scientific common stock were considered to be derivatives and were carried on the balance sheet at fair value. The fair value of collar instruments was determined by broker quotes. The Company had designated the collar instruments as a "fair value" hedge against certain fluctuations in the market price of Boston Scientific common stock. Changes in the intrinsic values of the options underlying the collar (measured as the difference between the current market price and the strike price) were considered to be effective in offsetting the overall changes in the fair value of the investment. Other components of the change in the fair value of the options underlying the collar, including changes in the time value of the options, were considered to be an ineffective portion of the hedge. The ineffective portion of the hedge was recognized currently in earnings as gains (losses) on investments, net. The effective portion of the hedge was recorded as an adjustment to the cost basis of the Boston Scientific common stock. The Boston Scientific common stock was classified as available-for-sale and was carried at fair value with unrealized gains and losses, net of tax, recorded in other comprehensive income. As of June 30, 2001, the effective portion of the hedge resulted in a reduction of the cost basis and a corresponding increase in the unrealized gain of the Boston Scientific common stock. Until the hedged asset was sold in 2001, the unrealized gain was deferred and recorded as accumulated other comprehensive income. Equity collar instruments that do not qualify for hedge accounting or early termination of these instruments would be recognized in other income (expense).

        Prior to July 1, 2000, realized gains and losses on the collars were recorded in other income (expense) with the related gains from the sale of the stock. Unrealized gains and losses on these instruments, net of tax, were recorded as an adjustment to other comprehensive income.

  Inventories

        Inventories are valued at the lower of cost, determined on a standard cost basis which approximates average cost, or market. The Company generally writes-down its finished goods inventory on hand in excess of twelve months forecasted sales volumes. Exceptions to this general policy are made to take into account the product expiration dates and anticipated design changes. Work-in-process includes inventory stored at a stage preceding final assembly and packaging. Inventories comprise the following at December 31, 2002 and 2001, respectively (in thousands):

	December 31,
	2002	2001
Raw materials	$372	$861
Work-in-process	400	1,237
Finished goods	247	367

	$1,019	$2,465

  Property and Equipment

        Depreciation and amortization of property and equipment, which is stated at cost, are provided on the straight-line method over estimated useful lives as follows:

Machinery and equipment	3 - 7 years
Leasehold improvements	Term of lease, current lease expires November 2004

  Revenue Recognition

        The Company receives payments from customers for product sales and licenses. The license payments are generally non-refundable but are reported as deferred revenue until they are recognizable as revenue. The Company follows the following principles in recognizing revenue:

  Product Sales:    Revenue from product sales, including shipment to distributors, is recognized upon transfer of title, which is generally upon shipment, net of allowances for estimated future returns.

  License Fees and Milestone Payments:    Fees to license distribution rights of the Company's products are recognized over the period of the distribution agreement. Milestone payments are recognized as revenue when the milestone is achieved.

  Research and Development Expenses

        Research and development expenses include related salaries, contractor fees, administrative expenses and allocations of corporate expenses, including building and utilities costs. Research and development expenses consist of independent research and development costs and costs associated with collaborative research and development and in-licensing arrangements. All such costs are charged to research and development expense as incurred.

  Earnings Per Share

        Basic earnings per share ("EPS") is calculated using the weighted average number of common shares outstanding for the period. The computation of diluted EPS includes the effects of stock options, warrants and convertible preferred stock, if such effect is dilutive. Options that had an exercise price greater than their average market price during the year ended December 31, 2002, the six months ended December 31, 2001 and the years ended June 30, 2001 and 2000 were excluded, as their inclusion would have been anti-dilutive. Below is a reconciliation between the basic and diluted weighted average common and common-equivalent shares for the year ended December 31, 2002, the six months ended December 31, 2001 and the years ended June 30, 2001 and 2000 (in thousands):

			Year Ended June 30,
	Year Ended December 31, 2002	Six Months Ended December 31, 2001
			2001	2000
Basic (weighted average common shares outstanding)	9,475	9,422	9,322	8,756
Dilutive effect of stock options	—	—	—	801

Weighted average common shares outstanding, assuming dilution	9,475	9,422	9,322	9,557

  Concentration of Credit Risk

        Cohesion sells its line of collagen-based materials for research applications, which include Vitrogen, Cell Prime and other bulk collagen products, to various universities and institutions. In the U.S., CoStasis™ is sold primarily to U.S. Surgical ("USS") and CoSeal is sold to various hospitals. Both CoStasis and CoSeal are sold to USS/Tyco Healthcare and certain specialty distributors in Europe. Cohesion performs ongoing credit evaluations of its customers and generally does not require collateral. Cohesion maintains reserves for potential credit losses and such losses have been within management's expectations. Cohesion allows, on occasion, its customers to return product for credit, and also allows customers to return defective or damaged product for credit or replacement. Written authorization from Cohesion is required to return merchandise. Some domestic and foreign customers are subject to extended payment terms. These practices have not had a material effect on Cohesion's working capital. Expenses related to uncollectible accounts have not been material for any period reflected in the financial statements (no material charges).

  Stock-Based Compensation

        The Company accounts for employee stock based compensation using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS 123) for options issued to employees.

        For purposes of the SFAS 123 pro forma disclosures, the estimated fair value of the options is amortized to pro forma net income (loss) over the options' vesting period. Cohesion's pro forma information follows (in thousands):

		Six Months Ended December 31, 2001	Year Ended June 30,
	Year Ended December 31, 2002
			2001	2000
Net income (loss) (as reported)	$(17,526)	$(2,224)	$(11,981)	$8,906
Stock-based employee compensation cost included in net income	925	283	(8)	83
Stock-based employee compensation expense if the fair value method was applied to all awards	(2,108)	(794)	(1,038)	(727)

Pro forma net income (loss)	$(18,709)	$(2,735)	$(13,027)	$8,262

Pro forma earnings (loss) per common share—basic	$(1.97)	$(0.29)	$(1.40)	$0.94
Pro forma earnings (loss) per common share—assuming dilution	$(1.97)	$(0.29)	$(1.40)	$0.86

        The weighted-average fair value of options granted during the year ended December 31, 2002, the six months ended December 31, 2001 and the years ended June 30, 2001 and 2000 was $2.74, $3.09, $4.62 and $5.41 per share, respectively.

2. Restructuring & Asset Impairment

        In November 2001, the Company announced and implemented a plan to redirect the focus of its resources on technology platforms specific to its first two products, CoStasis and CoSeal. Given its financial resources, the Company concluded it could no longer continue to fund all existing research and development programs while at the same time, build the sales and marketing infrastructure needed to support direct sales of CoSeal in the U.S. As a result, certain research and development activities were curtailed by December 31, 2001. The Company reduced its workforce by approximately 20%, or 17 employees, which affected primarily research and development personnel. All affected employees were terminated as of that date, except for three employees having later termination dates through March 2002. Severance payments were made over a specified period of time, not to exceed one year. The Company also incurred costs to shutdown a clinical trial and identified certain fixed assets associated with curtailed R&D programs as impaired. The Company reported a $640,000 charge for Restructuring and Other costs in the quarter ended December 31, 2001, which was comprised of $385,000 for severance and related costs, $21,000 for clinical trial shutdown costs, and $235,000 for fixed asset writedowns. The severance and related costs included severance, outplacement services and related insurance costs. The fixed assets associated with curtailed R&D programs are held-for-disposal under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and are not in use. As of December 31, 2001 approximately $100,000 had been paid for severance and $20,000 for other related shutdown costs. All remaining restructuring payments were paid by July 2002, with no material adjustment required to the original estimate.

3. NeuColl, Inc.

        In February 1999, the Company formed a new subsidiary, NeuColl, Inc., to commercialize products in the orthopedics field, which include Collagraft and NeuVisc™, a collagen-based intra-articular implant for the treatment of pain related to osteoarthritis. During the quarter ended March 31, 2000, NeuColl obtained $4 million in financing from a third party, $2 million of which was received in February 2000 and the remaining $2 million on March 31, 2000, reducing the Company's ownership interest from 100% to approximately 60% and 39%, respectively. For the quarter ended March 31, 2000, the Company consolidated NeuColl's operating results in its results of operations and reported the related minority interest benefit of $133,000 for a two-month period. Upon receipt of the second tranche of financing on March 31, 2000, the Company's voting interest in NeuColl decreased below 50%. Accordingly, Neucoll's operations were no longer consolidated from that date forward, and the Company began to report its share of NeuColl's operating results under the equity method of accounting. The Company holds a warrant to purchase an additional 3.0 million shares of common stock in NeuColl, which expires in February 2006. There is no carrying value assigned to the investment as of December 31, 2002 and 2001.

        In June 2002, the Company extended NeuColl a short-term bridge loan of $200,000, which may be converted into equity through exercise of the warrant. For the six months ended December 31, 2002, NeuColl reported profitable operations. In addition to the loan, the Company's receivable balance from NeuColl as of December 31, 2002 and 2001 was approximately $2,000 and $4,000, respectively. Cohesion entered into a Service Agreement with NeuColl, effective February 1999, which provided NeuColl facility and general and administrative services at specified costs through June 2001. Reimbursements from NeuColl under the service agreement totaled approximately $199,000 and $360,000 in the years ended June 30, 2001 and 2000, respectively.

4. Marketing and Distribution Agreement with U.S. Surgical and Tyco Healthcare Group

        In September 2000, Cohesion entered into a marketing and distribution agreement with Tyco Healthcare Group AG ("Tyco") for CoSeal. The Tyco territories include the European Union, Eastern Europe, Middle East, Russia and certain other countries in Asia and Africa. In November 1999, Cohesion entered into a marketing and distribution agreement with USS/Tyco Healthcare Group for CoStasis. The U.S. Surgical/Tyco Healthcare Group territories include the U.S., European Union, Eastern Europe, Latin America, Middle East, Australia, New Zealand and India. The agreements with U.S. Surgical and Tyco Healthcare Group provide for upfront license fees received upon signing ($500,000 for CoStasis and $1.0 million for CoSeal), cost sharing for joint development programs, and minimum annual purchases to maintain exclusivity and in the case of CoSeal, to also be able to exercise a renewal option. With respect to CoStasis, the agreement included a $500,000 milestone payment upon receiving FDA approval, a $250,000 milestone payment received in April 2000 and additional milestone payments due upon successful completion of new delivery systems. The Company received a $1.0 million upfront license fee in the year ended June 30, 2001 upon signing of the CoSeal agreement, which is being recognized over the period of the distribution agreement. The Company received $1.25 million in payments from USS/Tyco in the year ended June 30, 2000, of which $0.5 million was recognized as Other Revenue in the statement of operations, and the remaining $0.75 million was deferred for recognition in future periods. In accordance with our revenue recognition policy, fees for license distribution rights are recognized over the period of the distribution agreement while milestone payments are recognized when the milestone is achieved. The revenue recognized on these agreements was $379,000 for the year ended December 31, 2002, $189,000 for the six months ended December 31, 2001 and $291,000 and $500,000 for the years ended June 30, 2001 and 2000, respectively.

5. Contractual Agreements with Inamed

        Cohesion entered into various intercompany agreements with Collagen effective January 1, 1998. Under the terms of the Collagen Supply Agreement, Inamed supplies certain products to Cohesion at a price equal to a multiple of Inamed's cost until the later of March 15, 2004 or after eighteen months written termination notice by either party. Under the terms of the Recombinant Technology and Development License Agreement, Cohesion and Inamed are collaborating to develop recombinant human collagen and provide for cost sharing of the project until certain milestones are met. Reimbursements for the year ended December 31, 2002, six months ended December 31, 2001 and years ended June 30, 2001 and 2000 were approximately $49,000, $0, $723,000 and $304,000, respectively, and are recorded as a reduction of research and development expense. The Recombinant Technology and Development License Agreement, which may be terminated by either party with nine months written notice, also provides for license fees payable to Cohesion by Inamed. The Tax Allocation Agreement provides that Collagen will be responsible for all taxes prior to the distribution date and Cohesion will be responsible for all of its tax liabilities subsequent to that date.

6. Investments in Debt Securities

        As of December 31, 2002 and 2001, corporate debt securities were held in various short-term corporate obligations totaling and $1,720,000 and $7,610,000, respectively. Available-for-sale debt securities are carried at amortized cost, which approximates fair value. During the year ended December 31, 2002, the six months ended December 31, 2001 and the years ended June 30, 2001 and 2000, the Company had no sales of its available-for-sale debt securities. For the periods presented, the Company's investments in debt securities had an original maturity from the date of purchase of three months or less and are classified as cash equivalents.

7. Investments in Equity Securities

        The following is a summary of the aggregate estimated fair value, gross unrealized gains and losses and cost of the Company's investments in available-for-sale equity securities (in thousands):

	December 31,
	2002	2001
Cost (adjusted for impairments)	$—	$—
Gross unrealized gains	239	739

Estimated fair value	$239	$739

  Equity Collar

        To hedge against fluctuations in the market value of a portion of the Boston Scientific common stock, Cohesion entered into costless collar instruments that expired quarterly from August 1998 through May 2001 and required settlement in cash. At December 31, 2002 and 2001, there were no shares hedged under these collars. The call options were collateralized by shares of Boston Scientific common stock held by Cohesion. The realized gain of $4,192,000 related to the maturity of collars that were designated as fair value hedges was recognized when the underlying Boston Scientific stock was sold in the quarter ended September 30, 2001.

  Impairment of Investments

        As of June 30, 2001, the Company held an equity investment in the Pharming Group N.V. (Pharming) with a fair value of approximately $4.9 million and a cost basis of approximately $5.6 million. In August 2001, Pharming announced its intent to file for receivership in order to seek protection from its creditors because a financing facility that was previously announced could not be obtained. Pharming indicated that receivership will be sought following a breakdown of certain discussions with potential partners for mergers with or acquisition of Pharming. Since it was uncertain as to what the recoverable value would be for the remaining unsold shares of this investment, the Company recorded a $5.3 million loss for the writedown of this investment in the quarter ended September 30, 2001.

  Realized Gain on Business Combinations

        In June 2000, the shares of common stock of Innovasive Devices were exchanged for 80,005 shares of Johnson & Johnson common stock as a result of a business combination between the two companies. At the time of the exchange, Cohesion realized a gain of $4.4 million, which is included in "Realized gain on investments" in the accompanying consolidated statement of operations. In July 2000, the shares of Johnson & Johnson common stock were sold for net proceeds of $8,021,000.

8. Acquisitions of Cohesion Corporation

        Collagen increased its ownership position in Cohesion Corporation from approximately 40% to 81% in May 1996 and from 81% to approximately 99% in December 1997. Cohesion Corporation was a privately-held company developing novel biomaterials in the area of hemostats, biosealants, and adhesion prevention barriers for surgical applications. At June 30, 1998, there were additional vested and unvested options outstanding providing for the purchase of the remaining shares of Cohesion Corporation common stock. In September 1998, the Company's Board of Directors approved a program to cancel the remaining options to purchase shares of the common stock of Cohesion Corporation (the "Canceled Options"). In connection with such program, the Company offered to pay each holder of Canceled Options a per share amount equal to the excess of $16.70 over the exercise price of the Canceled Option (the "Option Payment"). The Company made these Option Payments ratably over the original vesting period of the Canceled Option so long as the holder thereof remained an employee or consultant of the Company. The Company recorded compensation expense of approximately $0.1 million, $0.4 million and $1.4 million for the six-months ended December 31, 2001 and in years ended June 30, 2001 and 2000, respectively. All remaining payments under this program were completed as of December 31, 2001.

9. Capital Lease Obligation

        During fiscal 2000, the Company entered into a lease agreement that covers manufacturing equipment and leasehold improvements. The lease has a term of 48 months with an option at the end of the lease term for either a one year extension or a purchase of all leased assets at 20% of the leased amount. Assets under capital lease were $4,192,000 as of December 31, 2002 and 2001 and accumulated amortization on assets under capital lease was $2,660,000 and $1,824,000, respectively. As of December 31, 2002 and 2001, the capital lease obligation is secured by equipment and $1,800,000 and $2,640,000, respectively, of restricted cash. The following is a schedule of future minimum lease payments as of December 31, 2002 (in thousands):

2003	$994
2004	653

Total future minimum lease payments	1,647
Less: Amount representing interest	(106)

Present value of net minimum lease payments	1,541
Current portion of capital lease obligation	908

Long term portion of capital lease obligations	$633

10. Commitments

  Minimum lease payments

        Future minimum lease payments to third parties under non-cancelable operating leases at December 31, 2002 are as follows (in thousands):

2003	$654
2004	599

Total minimum lease payments	$1,253

        Rental expense was $654,000, $327,000, $622,000 and $654,000 for the year ended December 31, 2002, the six months ended December 31, 2001 and the years ended June 30, 2001 and 2000, respectively.

11. Stockholders' Equity

  Preferred Stock

        The Company has authorized 5,000,000 shares of preferred stock with a par value of $0.001 per share. The preferred stock may be issued from time to time in one or more series, without further stockholder approval. Within the limitations and restrictions stated in the Company's Amended and Restated Certificate of Incorporation, the Board of Directors may, by resolution, fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.

  Stock Option Plans

        The Company has various stock option plans under which stock options may be granted to officers, directors, employees and consultants to purchase the Company's common stock. The options are granted at no less than fair market value at the dates of grant and generally expire after ten years. Stock options generally become exercisable at the rate of two percent per month beginning the first full month after the date of grant for fifty months with an initial cliff period of one year.

        At December 31, 2002, the total number of shares of common stock reserved for issuance under the Company's Stock Option Plans were 2,560,732 shares. Shares of common stock reserved for issuance outside of the approved pool were 365,000 shares.

        Stock option activities under Cohesion's Stock Option Plans were as follows:

	Number of Shares	Option Exercise Price Range per Share	Weighted Average Exercise Price Per Share	Number of Shares Exercisable
Outstanding at June 30, 1999	2,149,588	$3.63-$8.19	$4.92	948,115
Granted	287,659	5.56-13.88	8.54
Exercised	(727,726)	4.06-9.38	5.42
Forfeitures or expired	(292,687)	4.06-12.06	4.90

Outstanding at June 30, 2000	1,416,834	$3.63-$13.88	$5.41	636,509
Granted	518,950	3.50-11.81	7.97
Exercised	(88,516)	4.06-9.38	4.88
Forfeitures or expired	(198,693)	4.06-13.00	7.29

Outstanding at June 30, 2001	1,648,575	$3.50-$13.88	$6.02	834,227
Granted	1,015,250	2.54-5.30	3.09
Exercised	(15,700)	4.06-4.06	4.06
Forfeitures or expired	(225,507)	2.54-12.13	5.82

Outstanding at December 31, 2001	2,422,618	$2.54-$13.88	$4.82	935,039
Granted	519,811	1.50-4.98	2.74
Exercised	(15,818)	3.40-4.85	4.10
Forfeitures or expired	(368,645)	1.84-12.06	5.41

Outstanding at December 31, 2002	2,557,966	$1.50-$13.88	$4.32	1,440,774

Available for grant at December 31, 2002	367,766

  Employee Stock Purchase Plan

        The Company's 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan") was adopted by the Board of Directors and approved by Collagen as the sole stockholder in April 1998 and amended in October 2000. In August 2001, the Company's Board of Directors adopted the 2001 Employee Stock Purchase Plan (the "2001 Purchase Plan"), which was approved by the Company's stockholders in October 2001, to succeed the 1998 Purchase Plan. A total of 250,000 shares and 400,000 shares of Common Stock were reserved for issuance under the 1998 and 2001 Purchase Plans, respectively. During the six months ended December 31, 2001 and fiscal 2001 and 2000, 13,246 shares, 85,516 shares and 80,434 shares, respectively, were purchased under the 1998 Purchase Plan. The final offering period under the 1998 Purchase Plan ended on December 31, 2001 and no additional shares will be purchased under that plan. During the year ended December 31, 2002, 57,270 shares were purchased under the 2001 Purchase Plan at an average issuance price of $2.04 per share. At December 31, 2002, 342,730 shares were available for future sale under the 2001 plan. The 1998 and 2001 Purchase Plans each consist of a series of overlapping offering periods of 12 months. Offering periods under the 1998 Purchase Plan (other than the first offering period) commenced on January 1 and July 1 of each year and offering periods under the 2001 Purchase Plan commence on December 1 and June 1 of each year. Offering periods under both plans also consist of two consecutive purchase periods of six months' duration. The initial offering period for the 1998 Purchase Plan commenced on August 19, 1999 and ended on June 30, 2000, and the initial purchase period ended on December 31, 1998. The initial offering period for the 2001 Purchase Plan began on December 1, 2001 and ended on November 30, 2002 and the initial purchase period ended on May 31, 2002. Under both Purchase Plans, the Company's employees, subject to certain restrictions, may purchase shares at a price equal to the lower of 85% of the fair market value of the Company's Common Stock at the beginning of each offering period or at the end of each purchase period.

  Pro Forma Information

        Pro forma information regarding net income (loss) is required by SFAS 123 and has been presented in Note 1. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model for the multiple-option approach, with the following weighted-average assumptions for the year ended December 31, 2002, the six months ended December 31, 2001 and the years ended June 30, 2001 and 2000:

		Six Months Ended December 31, 2001	Year Ended June 30,
	Year Ended December 31, 2002
			2001	2000
Risk free interest rate	2%	3%	4%	6%
Expected volatility factor of the market price of common stock	0.787	0.826	0.712	0.598
Dividend payments	$0.00	$0.00	$0.00	$0.00
Weighted average expected life	3 years	3 years	3 years	3 years

        The pro forma impact disclosed in Note 1 is not representative of future years, as future years will include the effect of options vesting as well as the impact of multiple years of stock option grants.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the employee stock options.

        The following table summarizes information about Cohesion's stock options outstanding at December 31, 2002:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number Exercisable as Of December 31, 2002	Weighted Average Exercise Price
$1.50 - $3.80	1,271,761	$2.83	8.95	428,424	$2.81
4.06 - 4.98	745,034	4.24	6.24	604,083	4.17
5.00 - 6.00	193,212	5.58	6.64	158,187	5.56
6.13 - 13.88	347,959	9.27	6.50	250,080	9.16

$1.50 - $13.88	2,557,966	4.32	7.65	1,440,774	4.79

  Stockholders' Rights Plan

        On April 21, 1999, the Board of Directors of the Company adopted a Rights Agreement, and has authorized and declared a dividend of one preferred share purchase right (a "Right") for each common stock outstanding at the close of business on May 19, 1999. When exercised, each Right will entitle stockholders to purchase 1/1000 of a share of Series A Junior Participating Preferred Stock of the Company at a price of $25.00 per 1/1000 preferred stock share. The Rights only become exercisable in certain limited circumstances involving acquisitions of or tender offers of 15% or more of the Company's common stock. At any time prior to the announcement of any such acquisition or offer, the Rights are redeemable by the Company at a price of $0.01 per Right. The Rights expire on April 21, 2009.

12. Segment and Geographical Information

        The Company develops proprietary surgical products, including bioresorbable hemostatic devices and biosealants for tissue repair and regeneration. The Company operated in the following two segments until it reduced its ownership interest in the NeuColl orthopedics subsidiary during the March 2000 quarter: 1) the surgical business, and 2) an orthopedic business. Both segments reported to the Chief Executive Officer ("CEO") of Cohesion who allocated resources to each segment. The CEO was identified as the Chief Operating Decision Maker as defined by SFAS 131. Currently, management does not allocate assets between, or evaluate operating profit or loss of the two segments.

        The following table shows revenue by segment by year (in thousands):

		Six Months Ended December 31, 2001	Year Ended June 30,
	Year Ended December 31, 2002
			2001	2000
Orthopedic	$—	$—	$—	$1,176
Surgical	6,707	1,690	2,981	1,322

	$6,707	$1,690	$2,981	$2,498

        During fiscal year 2000, Cohesion, through its orthopedic unit NeuColl, realized Orthopedic product sales of $1.2 million. As of March 31, 2000, Cohesion's ownership interest in NeuColl fell below 50%. From that date forward NeuColl's operations were no longer consolidated with the results of the Company. Sales of surgical products to U.S. Surgical/Tyco Healthcare were $2.6 million, $1.1 million, $1.7 million and $0.3 million for the year ended December 31, 2002, the six months ended December 31, 2001 and the years ended June 30, 2001 and 2000, respectively. Sales of orthopedic products to Zimmer, Inc. were $1.0 million for fiscal year 2000.

        Export sales, which are denominated in U.S. dollars and represent substantially all the Company's international sales, represent sales to the Company's customers primarily throughout Europe. The following table displays sales by the Company to customers in different geographic areas, expressed as a percentage of product sales, by year:

			Year Ended June 30,
Geographic Product Sales	Year Ended December 31, 2002	Six Months Ended December 31, 2001
			2001	2000
United States	73%	63%	80%	75%
France *	22%	24%	10%	—
Other countries **	5%	13%	10%	25%

Total product sales	100%	100%	100%	100%

* Represents shipments to Cohesion's customer (a distributor) and not sales to end customers.
** No other individual country represents more than 10% of product sales.

13. Income Taxes

        Cohesion uses the liability method of accounting for income taxes required by SFAS No. 109. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Cohesion's deferred tax assets and liabilities as of December 31, 2002 and 2001 are presented below (in thousands):

	December 31,
	2002	2001
Deferred tax assets:
State income taxes	$(236)	$(243)
Non-deductible accruals	1,473	1,122
Tax benefit carryforwards	8,498	1,475
Unrealized gain on investments	857	2,318
Other	1,012	—
Valuation allowance	(11,604)	(4,672)

Net deferred tax assets	$—	$—

        The valuation allowance increased by $6.9 million, $3.4 million and $1.3 million during the year ended December 31, 2002, the six months ended December 31, 2001 and the year ended June 30, 2001, respectively. The valuation allowance decreased by $3.4 million during the year ended June 30, 2000. Significant components of the provision (benefit) for income taxes are as follows (in thousands):

			Year Ended June 30,
	Year Ended December 31, 2002	Six Months Ended December 31, 2001
			2001	2000
Current:
Federal	$—	$(619)	$(2,786)	$1,498
State	—	—	(1,348)	309

Total current	—	(619)	(4,134)	1,807

Deferred:
Federal	—	1,398	(1,806)	593
State	—	552	(638)	146

Total deferred	—	1,950	(2,444)	739

	$—	$1,331	$(6,578)	$2,546

        At December 31, 2002, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $18.9 million and $16.1 million, respectively, which begin to expire in the years 2013 through 2022. The Company had federal and state research and development tax credits of approximately $717,000 and $373,000, respectively. The federal research and development credits begin to expire in 2014 through 2022, and the state credits can be carried forward indefinitely.

        The provision (benefit) for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The sources and tax effects of the differences are as follows (in thousands):

			Year Ended June 30,
	Year Ended December 31, 2002	Six Months Ended December 31, 2001
			2001	2000
Income (loss) before income taxes, minority interest and cumulative effect of accounting change	$(17,526)	$(894)	$(18,688)	$11,319

Expected tax at 35%	$(6,134)	$(313)	$(6,541)	$3,962
State income tax, net of federal benefit	—	—	(1,074)	421
Equity in loses of affiliates	—	—	—	(649)
Research credits	—	—	(291)	(220)
Investment gains and losses	—	—	—	(1,005)
Unbenefitted tax attributes	5,914	729	1,255	—
Change in valuation allowance	—	809	—	—
Other	220	106	73	37

	$—	$1,331	$(6,578)	$2,546

14. Comprehensive Income (Loss)

        The components of other comprehensive income (loss) and related tax effects were as follows:

			Year Ended June 30,
	Year Ended December 31, 2002	Six Months Ended December 31, 2001
			2001	2000
Realized gain on investment	$(340)	$(16,032)	$(726)	$(31,763)
Tax	—	7,484	290	9,816

Realized gain, net of tax	(340)	(8,548)	(436)	(21,947)
Increase (decrease) in unrealized gain	160	739	(6,854)	14,995
Tax	—	—	2,285	(5,803)

Increase (decrease) in unrealized gain, net	160	739	(4,569)	9,192

Other comprehensive income	$(500)	$(7,809)	$(5,005)	$(12,755)

15. Employee Benefit Plan

        The Company has a savings plan which qualifies under Section 401(k) of the Internal Revenue Code. Under the plan, participating employees may defer up to 15% of their pre-tax salary; highly compensated employees may defer up to 10% of their pre-tax salary. All regular U.S. employees are eligible to participate. The plan provides for the Company to match based on the first 6% of contribution at 50% for every dollar an employee defers, up to $1,000 annually. Matching contributions under the plan were $0, $28,000, $63,000 and $61,000 for the year ended December 31, 2002, the six months ended December 31, 2001 and the years ended June 30, 2001 and 2000, respectively.

16. Warrant

        In connection with a cancelled financing arrangement, the Company issued a warrant for approximately 911,000 shares of common stock with an exercise price of $1.61 per share, which is exercisable through September 2007. The fair value of the warrant, approximately $902,000 determined using the Black-Scholes valuation model, was charged to operations as a result of the cancellation of the financing.

17. Reconciliation of Generally Accepted Accounting Principles

        The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"), which, as applied in these consolidated financial statements, conform in all material respects to Canadian generally accepted accounting principles ("Canadian GAAP"), except as follows:

  [a]
  For reconciliation purposes to Canadian GAAP, the Company has elected to follow the disclosure only requirements relating stock based compensation for stock options granted to employees, in accordance with the Canadian Institute of Chartered Accountants Handbook section 3870, Stock-Based Compensation and Other Stock-Based Payments. Accordingly, no compensation expense is recorded for certain stock options granted to employees.

  [b]
  Under Canadian GAAP, gains and losses relating to financial derivative contracts, such as collars, that are designated as hedges are deferred and recognized into income in the same period in which the gain or loss in the corresponding hedged item is recognized. As a result, the gain of $129,000 recorded in the year ended June 30, 2001 as a cumulative effect on change in accounting policies arising from the adoption of FAS 133 for US GAAP purposes has been removed for Canadian GAAP purposes for the year ended June 30, 2001. For Canadian GAAP purposes this amount was recorded in income in the six month period ended December 31, 2001.

        If Canadian GAAP were followed:

  [i]
  the effect on the Consolidated statements of Operations would be:

(in thousands of US dollars except share and per share information)	Year Ended December 31, 2002 $	Six Months Ended December 31, 2001 $	Year Ended June 30, 2001 $
Net loss for the year, U.S. GAAP	(17,526)	(2,224)	(11,981)
Adjustment for stock based compensation related to employees [a]	23	283	(8)
Accounting for derivative instruments [b]	—	129	(129)

Net loss for the year, Canadian GAAP	(17,503)	(1,812)	(12,118)

Basic and diluted loss per common share, Canadian GAAP:	($1.85)	($0.19)	($1.30)

Weighted average number of common shares, Canadian GAAP (in thousands)	9,475	9,422	9,322

        [ii] Balance Sheet items which would vary under Canadian GAAP are as follows:

(in thousands of Canadian dollars)	December 31, 2002 $	December 31, 2001 $
Investment in equity securities	—	—

Total assets	11,071	28,101

Additional paid-in capital	22,438	21,367
Accumulated other comprehensive income	—	—
Retained earnings (accumulated deficit)	(16,727)	776

  [iii]
  The following pro forma financial information presents the loss and loss per common share had the Company recognized stock based compensation for options granted to employees and directors during each of the periods presented as if the fair value method had been used at the date of grant (see note 11 for pro forma assumptions).

(in thousands of US dollars except share and per share information)	Year Ended December 31, 2002 $	Six Months Ended December 31, 2001 $	Year Ended June 30, 2001 $
Net loss for the year, Canadian GAAP	(17,503)	(1,812)	(12,118)
Stock based compensation	(1,206)	(794)	(1,038)

Proforma loss for the year	(18,709)	(2,606)	(13,156)

Proforma basic and diluted loss per share	($1.97)	($0.28)	($1.41)

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Exhibit 1
COMPILATION REPORT
Comments for United States Readers on Differences Between Canadian and United States Reporting Standards
ANGIOTECH PHARMACEUTICALS, INC. PRO FORMA CONSOLIDATED STATEMENT OF LOSS For the year ended September 30, 2002 (expressed in thousands of Canadian dollars except share and per share data)
ANGIOTECH PHARMACEUTICALS, INC. PRO FORMA CONSOLIDATED STATEMENT OF LOSS For the nine months ended June 30, 2003 (expressed in thousands of Canadian dollars except share and per share data)
ANGIOTECH PHARMACEUTICALS, INC. NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF LOSS June 30, 2003 (Unaudited)
CONSOLIDATED STATEMENT OF LOSS For the year ended December 31, 2002 (Unaudited)
CONSOLIDATED STATEMENT OF LOSS For the four month period October 1, 2002 to January 31, 2003 (Unaudited)
REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
COHESION TECHNOLOGIES, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except shares and per share amounts)
COHESION TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands, except per share amounts)
COHESION TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY Year Ended December 31, 2002, Six Months Ended December 31, 2001 and Years ended June 30, 2001 and 2000 (In thousands)
COHESION TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS Increase (Decrease) in Cash and Cash Equivalents (In thousands)
COHESION TECHNOLOGIES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2002